Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-165816

PROSPECTUS

PALM HARBOR HOMES, INC.

104,848 SHARES OF COMMON STOCK

We are registering the common stock being offered by this prospectus in order to permit the holders thereof to sell such shares without restriction, in the open market or otherwise; however, the registration of such common stock does not necessarily mean that they will be sold. We will not receive any proceeds from this offering.

Our common stock is quoted on the NASDAQ Global Market under the symbol “PHHM.” On March 30, 2010, the last reported closing price of our common stock on NASDAQ was $1.88 per share.

The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 3, as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended March 27, 2009 and our quarterly reports on Form 10-Q for the quarterly periods ending June 26, 2009, September 25, 2009 and December 25, 2009.

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2010

You should rely only on the information contained herein or specifically incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any document incorporated herein by reference is accurate as of any date other than the date of this prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, or Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. In addition, you may read and copy our SEC filings at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006. Our SEC filings are also available through our website at www.palmharbor.com.

This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, or Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein may contain statements, estimates or projections that constitute “forward-looking statements,” as defined under U.S. federal securities laws. Generally, the words “believe,” “experts,” “intend,” “estimate,” “anticipate,” “project,” “may” and similar expressions identify forward-looking statements. These may include statements regarding our growth opportunities, our ability to maintain current or meet projected house sales, the availability of mortgages for our products, including wholesale financing opportunities for such mortgages, the effect of current economic developments, including the effects of speculative building and the government $700 billion bail out plan that includes the Troubled Asset Relief Program (TARP) and the effect of other government regulations. Actual results may therefore differ materially from those described in our forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading “Risk Factors,” as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended March 27, 2009 and our quarterly reports on Form 10-Q for the quarterly periods ending June 26, 2009, September 25, 2009 and December 25, 2009. Readers should carefully review these sections, as well as our financial statements and the notes thereto in our annual report on Form 10-K for the fiscal year ended March 27, 2009, and the other documents we file from time to time with the SEC, including our quarterly reports on Form 10-Q and our current reports on Form 8-K.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus and the applicable prospectus supplement or the date of any document that was incorporated by reference herein or therein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus and the applicable prospectus supplement.

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” before making an investment decision.

THE COMPANY

Founded in 1977, Palm Harbor Homes, Inc. with its subsidiaries (collectively, “we” or “Palm Harbor”) is a leading manufacturer and marketer of factory-built homes in the United States. We market nationwide through vertically integrated operations, encompassing manufactured and modular housing, financing and insurance. At February 26, 2010, we operated nine manufacturing facilities in seven states that sell homes through 77 of our company-owned retail sales centers and builder locations and over 130 independent retail dealers, builders and developers. Through our subsidiary, CountryPlace Mortgage, Ltd. (CountryPlace), we currently offer conforming mortgages to purchasers of factory-built homes sold by company-owned retail sales centers and certain independent retail dealers, builders and developers. We provide property and casualty insurance for owners of manufactured homes through our subsidiary, Standard Casualty Company (Standard).

Manufactured Housing Operations.     We manufacture single and multi-section manufactured homes under various brand names and in a variety of floor plans and price ranges. Our typical manufactured home contains two to five bedrooms, a living room, family room, dining room, kitchen, two or three bathrooms and features central air conditioning and heating, a range, refrigerator, carpeting and drapes. We also offer optional amenities such as dishwashers, washers, dryers, furniture packages and specialty cabinets. Although we produce manufactured homes across a wide retail price range, the average retail sales price (excluding land) for the first 11 months of fiscal 2010 of our manufactured homes was approximately $67,000.

Modular Housing Operations.     We directed our focus to growth opportunities in the modular housing business when we acquired Nationwide Custom Homes (Nationwide) in June 2002. We manufacture modular homes principally through Nationwide. We also manufacture, sell, finance and insure a line of modular homes called Discovery Custom HomesTM. Modular homes are built in accordance with state or local building codes. Our modular homes include single story ranch homes, split-levels and two and three story homes with a variety of floor plans and exteriors. The average retail sales price (excluding land) for the first 11 months of fiscal 2010 of our modular homes was approximately $164,000.

Consumer Financing.     There are three basic types of consumer financing in the factory-built housing industry: chattel or personal property loans for purchasers of a home with no real estate involved (generally HUD-code homes); non-conforming mortgages for purchasers of the home and the land on which the home is placed; and mortgage loans which comply with the requirements of Fannie Mae or Freddie Mac. Through CountryPlace, we currently offer conforming mortgages to certain home purchasers. CountryPlace is an approved seller-servicer with Fannie Mae, and is approved by HUD to originate FHA-insured mortgages under its Direct Endorsement program. CountryPlace does not participate in the sub-prime market. The loans that are originated through CountryPlace are sold to investors. CountryPlace also provides various loan origination and servicing functions for non-affiliated entities under contract.

Insurance.     We offer property and casualty insurance, as well as extended warranties for owners of manufactured homes through our subsidiary, Standard. During fiscal 2009, 92% of homeowners who purchased a home through our own retail superstores purchased extended warranties and 70% purchased property and casualty insurance. As of February 26, 2010, Standard had approximately 11,799 policies in force.

Please see “Item 1. Business” in our Form 8-K dated March 18, 2010, which is incorporated by reference herein for further information regarding our business.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in “Item 1A— Risk Factors” of our most recent annual report on Form 10-K for the year ended March 27, 2009 and under “Forward-Looking Information/Risk Factors” in our quarterly reports on Form 10-Q for the quarterly periods ending June 26, 2009, September 25, 2009 and December 25, 2009 that have been filed with the SEC and incorporated herein by reference in their entirety, as well as other information in this prospectus and in any other documents incorporated into this prospectus by reference before purchasing any of our securities. Each of the risks described in these sections and documents could adversely affect our business, financial condition, and results of operations, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock by selling shareholders. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

SELLING SHAREHOLDERS

We initially issued the common stock registered hereby to certain of our employees in transactions exempt from registration under the Securities Act. The shares of common stock that may be offered pursuant to this prospectus will be offered by the selling shareholders, which includes their transferees, distributees, pledgees or donees or their successors. The following table sets forth certain information concerning the number of shares of common stock beneficially owned by each selling shareholder that may be offered from time to time pursuant to this prospectus. Greg Aplin is the President and Lyle Zeller is the Executive Vice President of CountryPlace Mortgage, Ltd. our wholly-owned subsidiary.

On February 15, 2008 we entered into an agreement with the selling shareholders pursuant to which the selling shareholders exchanged 500,000 shares of CountryPlace Acceptance Corporation in return for cash and a promissory note. Pursuant to the agreement, we offered to issue, or purchase on the open market for the benefit of the selling shareholders, 52,424 shares of our common stock if they remained in their management capacity with CountryPlace Acceptance Corporation through February 10, 2010. Since the February 15, 2008 agreement, CountryPlace Acceptance Corporation has been our wholly-owned subsidiary. CountryPlace Acceptance Corporation owns all of the interests in CountryPlace Mortgage, Ltd. Because the selling shareholders remained officers of our wholly-owned subsidiary throughout the term of the agreement, we issued 52,424 shares of our common stock to each of Messrs. Zeller and Aplin. Messrs. Zeller and Aplin advised the Company that at the time of receipt of these securities, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

SELLING SHAREHOLDERS TABLE

Name	Shares of common stock owned before the offering	Shares of common stock offered	Shares of common stock owned after the offering	Percentage of common stock owned after the offering(1)
Greg Aplin	52,424	52,424	0	*
Lyle Zeller	52,424	52,424	0	*

* Less than 1%

(1)	We have determined the number and percentage of shares of common stock owned after the offering by assuming that each of the selling shareholders will sell all of his or her shares being offered pursuant to this prospectus, but will not sell any other shares that they own. In fact, the selling shareholders may sell none, all or some portion of their holdings.

PLAN OF DISTRIBUTION

The selling shareholders and their successors, which includes their transferees, distributees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwrites, brokers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at fixed prices:

•	at prevailing market prices at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected in transactions in the following manner (which may involve crosses or block transactions):

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

Selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell the securities.

From time to time, one or more of the selling shareholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be selling shareholders. Any such pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders.

The aggregate proceeds to the selling shareholders from the sale of the common stock will be the sale price of the common stock less any discounts and commissions. A selling shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our common stock is quoted on The NASDAQ Global Market.

The common stock may be sold in some states only through registered or licensed brokers or dealers. The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling shareholder may not sell any of the common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

If required, the common stock to be sold, names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Unless otherwise noted in a prospectus supplement, Locke Lord Bissell & Liddell LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus and certain tax matters. Counsel for any underwriters or agents will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Palm Harbor Homes, Inc. appearing in Palm Harbor Homes, Inc.’s Current Report (Form 8-K) dated March 18, 2010 for the year ended March 27, 2009 (including schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K):

•

Our Current Report on Form 8-K dated March 18, 2010, which updated Part 1, Item 1. Business, Part II, Item 6, Selected Consolidated Financial Data, Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Part II, Item 8. Consolidated Financial Statements, and Part II, Item 15. Exhibits and Financial Statement Schedules from our annual report on Form 10-K for the fiscal year ended March 27, 2009

•	Our Annual Report on Form 10-K for the fiscal year ended March 27, 2009;
•	Our Quarterly Report on Form 10-Q for the three months ended June 26, 2009;
•	Our Quarterly Report on Form 10-Q for the three months ended September 25, 2009;
•	Our Quarterly Report on Form 10-Q for the three months ended December 25, 2009;
•	Our Current Reports of Form 8-K filed May 1, 2009, May 21, 2009, January 4, 2010, February 2, 2010, February 3, 2010; and
•	The description of our common stock contained in our registration statement on Form 8-A filed June 15, 1995.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Palm Harbor Homes, Inc.

15303 Dallas Parkway, Suite 800

Addison, Texas 75001-4600

Attention: Investor Relations

(972) 991-2422